February 20, 2008
For Immediate Release

Media Contact:	Investor Contact:

Jessica Lindl	Jane A. Freeman
Vice President of Marketing	Executive Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-6784	(510) 625-2281
jlindl@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports 2007 Results
Fourth Quarter Revenue of $11.3 Million

Oakland CA, February 20, 2008 - Scientific Learning (NASDAQ: SCIL), a leading provider of brain fitness solutions for the education market, today announced its results for the fourth quarter and year ended December 31, 2007. Revenue for the year totaled $46.1 million an increase of 12% compared to $41.0 million for the year ended December 31, 2006. For the quarter, revenue was $11.3 million compared to $10.3 million for the same period in 2006, an increase of 10%.

“2007 was a year of significant strategic accomplishments that further move our unique Fast ForWord® product set to a broader audience and position us for long term growth. Among these accomplishments were the introduction of shortened daily protocols, and a new reading assessment, Reading Progress Indicator. Both of these were enthusiastically adopted by customers. We have clarified our message to reach a broader audience and focused on lead generation activities. We expanded our addressable market through the acquisition of the Reading Assistant™, which moves us closer to the mainstream market. We also added new leadership to our strong management team through the addition of Andy Myers as our President and COO. We have also made excellent progress in positioning ourselves for rapid expansion in the Asia Pacific Region,” stated Robert C. Bowen, Chairman and CEO of Scientific Learning.

Booked sales increased 16% for the year, and 18% over last year’s fourth quarter. K-12 booked sales increased 14% for the year and 17% in the fourth quarter. “While this growth is below our long term goal, we continue to grow well in excess of industry rates and are well positioned for future growth,” said Mr. Bowen. “We are also seeing more school districts purchase our products as enterprise applications and the average size of our large transactions increased significantly for both the fourth quarter and year.” The number of districts purchasing over $100,000 in a quarter is a key indicator of our products’ effectiveness and market acceptance because these represent multiple school purchases and commitment by educators. For the year, we had 89 sales over $100,000 and the average size of these transactions increased 23% from 2006. In the fourth quarter, we had 19 sales over $100,000, the same number as in the fourth quarter of 2006.

“Revenue grew more slowly than sales for both the fourth quarter and full year, as our sales mix shifted to a greater proportion of services, support, Progress Tracker and Reading Progress Indicator, which are typically recognized into revenue over a longer period than software,” stated Mr. Bowen.

Gross margins were 78% for the year, compared to 77% in 2006. Gross margins increased due to improvements in service and support gross margins, which were 43% in 2007 compared to 28% in 2006, as a result of bringing our customer support operations in house and improved service consultant utilization. These were partially offset by shifts in our sales mix. Gross margins were 76% in the fourth quarter of 2007, compared to 77% in the same quarter last year. Significant increases in service and support gross margins, which increased to 45% in the fourth quarter of 2007 from 38% in the same period last year, were more than offset by shifts in the sales mix and a slight decrease in product gross margins, which were 94% compared to 95% in the fourth quarter of 2006, as a result of shifts in our product sales mix.

Operating expenses for the year totaled $37.0 million compared to $31.8 million in 2006, an increase of 16%, and included $688,000 in costs associated with the secondary offering in August. Operating expenses in the fourth quarter of 2007 were $9.2 million, compared to $7.7 million in the fourth quarter of 2006, an increase of 19%. In the fourth quarter of 2007, we revised an assumption used in calculating stock compensation expense, which resulted in a $316,000 increase in stock compensation expense.

The operating loss for the year ended December 31, 2007 was $1.2 million compared to an operating loss of $382,000 in 2006. The operating loss in the fourth quarter of 2007 was $611,000, compared to an operating profit of $218,000 in the same period of 2006.

In the fourth quarter of 2007, we recorded an income tax benefit of $1.1 million, which included a $1.2 million reduction of our valuation allowance against our deferred tax asset.

Net income for the year was $1.2 million compared to a net income of $208,000 in 2006. Basic and diluted net income per share was $.07 and $.06, respectively, in 2007 compared to $.01 and $.01, respectively, in 2006. Net income for the quarter was $877,000, compared to a net income of $326,000 in the same period in 2006. The basic and diluted net income per share was $.05 and $.05, respectively in the fourth quarter of 2007, compared to basic and diluted net income per share of $.02 and $.02, respectively, in the fourth quarter of 2006.

Cash generated from operating activities in 2007 totaled $6.1 million compared to $4.3 million in 2006. Cash and investments totaled $21.2 million on December 31, 2007, compared to $16.4 million on December 31, 2006. Deferred revenue totaled $23.0 million at year end, compared to $19.2 million on December 31, 2006. Accounts receivable totaled $6.2 million on December 31, 2007, compared to $7.1 million at the end of 2006.

“We are very pleased with the cash generation power of the business which provides a better perspective on the leverage we are gaining on the cost structures in the business even with unusual costs such as the secondary offering,” said Mr. Bowen.

Outlook

We will no longer be providing annual revenue and net income guidance. In its place, we reiterate that our long-term goal is to increase revenue by at least 20% internally on an annual basis. We expect that in some years, revenue will grow in excess of this rate and in other years at a slower pace, but over the long-term, we think this business will grow at least 20% per year on average. We believe that over time operating income and cash flow will grow faster than revenue as we gain leverage on our costs.

Since we have previously provided 2008 guidance, we will add that we believe that revenue growth in excess of 20% is achievable for the year ending December 31, 2008 through both internal growth and the new addition of the Reading Assistant to our product line. We expect that revenue gains will outpace operating income gains in 2008 due to the addition of expenses, including non-cash amortization, associated with our recent acquisition of Soliloquy Reading Assistant. We also expect that we will be profitable and will generate positive cash flow from operations. For 2008, our tax rate is expected to be approximately 55%; our cash tax rate is expected to be about 20%. This does not include any estimate of an additional release of the valuation allowance against our deferred tax asset. Because of our significant non cash charges, we will also begin reporting earnings before interest, taxes, depreciation, amortization and stock compensation expense on a quarterly basis.

The preceding is based on information current as of February 20, 2008. We do not plan to provide quarterly reports on our progress towards our long term growth objectives, but may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The call will be broadcast over the Internet on Wednesday, February 20, 2008 at 5:00 p.m. EST / 2:00 p.m. PST. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. The conference call can also be accessed at 877-545-1488(domestic) or 719-325-4854 (international). Please dial in or visit the website at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call 888-203-1112 (domestic) and 719-457-0820 international and enter the replay passcode: 5916604.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning’s Reading Assistant™ combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, expenses, taxes, profit or loss, and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10Q (Part II, Item 1A, Risk Factors), filed November 7, 2007

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SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	December 31, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$21,179	$16,364
Accounts receivable, net	6,155	7,098
Loan to JTT Holdings	1,000	—
Deferred acquisition costs	319	—
Deferred income taxes	1,191	—
Prepaid expenses and other current assets	1,291	971

Total current assets	31,135	24,433

Property and equipment, net	1,742	941
Other assets	926	909

Total assets	$33,803	$26,283

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$716	$607
Accrued liabilities	3,859	5,089
Deferred revenue	17,379	14,786

Total current liabilities	21,954	20,482
Deferred revenue, long-term	5,576	4,373
Other liabilities	453	411

Total liabilities	27,983	25,266

Stockholders’ equity:
Common stock and addditional paid in capital	82,558	78,909
Accumulated deficit	(76,738)	(77,892)

Total stockholders’ equity:	5,820	1,017

Total liabilities and stockholders’ equity	$33,803	$26,283

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended December 31,		Twelve months ended December 31,

	2007	2006	2007	2006

Revenues:
Products	$7,088	$7,084	$31,023	$29,966
Service and support	4,225	3,205	15,030	11,032

Total revenues	11,313	10,289	46,053	40,998

Cost of revenues:
Cost of products	421	356	1,680	1,638
Cost of service and support	2,326	1,981	8,539	7,897

Total cost of revenues	2,747	2,337	10,219	9,535

Gross profit	8,566	7,952	35,834	31,463

Operating expenses:
Sales and marketing	6,123	5,168	24,868	21,073
Research and development	1,114	959	4,500	4,129
General and administrative	1,940	1,607	7,660	6,643

Total operating expenses	9,177	7,734	37,028	31,845

Operating income (loss)	(611)	218	(1,194)	(382)

Other income from related party	61	38	247	150
Interest and other income	318	273	1,019	643

Net income (loss) before income tax	(232)	529	72	411
Income tax provision (benefit)	(1,109)	203	(1,082)	203

Net income	$877	$326	$1,154	$208

Basic net income per share:	$0.05	$0.02	$0.07	$0.01

Shares used in computing basic net income per share	17,288	16,914	17,161	16,846

Diluted net income per share:	$0.05	$0.02	$0.06	$0.01

Shares used in computing diluted net income per share	18,327	17,903	18,297	17,740

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Twelve months ended December 31,		Three months ended December 31,

	2007	2006	2007	2006

Operating Activities:
Net income	$1,154	$208	$877	$326
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	313	479	86	99
Stock based compensation	2,463	2,126	826	446
Release of portion of deferred tax valuation allowance	(1,191)		(1,191)
Changes in operating assets and liabilities:
Accounts receivable	943	(3,579)	3,624	3,752
Prepaid expenses and other current assets	(320)	341	148	433
Other assets	(17)	33	(11)	9
Accounts payable	109	393	322	384
Accrued liabilities	(1,230)	2,123	(774)	(614)
Deferred revenue	3,796	2,156	(1,320)	(1,845)
Other liabilities	42	25	10	10

Net cash provided by operating activities	6,062	4,305	2,597	3,000

Investing Activities:
Purchases of property and equipment, net	(1,114)	(821)	(123)	(240)
Loan to JTT Holdings	(1,000)	—	(1,000)	—
Acquisition costs	(319)	—	(319)	—
Maturity of investments	—	3,043	—	—
Repayment on officer loans and accrued interest	—	213	—	—

Net cash provided by (used in) investing activities	(2,433)	2,435	(1,442)	(240)

Financing Activities:
Proceeds from issuance of common stock, net	1,186	602	147	267

Net cash provided by financing activities	1,186	602	147	267

Increase in cash and cash equivalents	4,815	7,342	1,302	3,027

Cash and cash equivalents at beginning of period	16,364	9,022	19,877	13,337

Cash and cash equivalents at end of period	$21,179	$16,364	$21,179	$16,364